Exhibit 10.26

[COMPANY LOGO]

YELLOW ROADWAY CORPORATION

SHARE UNIT AGREEMENT

[NAME OF GRANTEE]

GRANTEE

DATE OF GRANT:

TOTAL NUMBER OF UNITS GRANTED:

VESTING SCHEDULE:	[Long-Term Incentive Program: 50% of the Units vest on the third anniversary of the date of grant (subject to the additional holding period described herein); and the remaining 50% of the Units vest on the sixth anniversary of the date of grant.

The Company will not deliver any shares with respect to vested Units until the earlier of the sixth anniversary from the date of grant, termination of the Grantee’s employment with the Company, retirement, death, disability or a Change of Control (as described in the terms and conditions)]

[Executive Share Program: 100% of the Units vest on the third anniversary of the date of grant]

[Roadway Express Transitional Incentive Plan: 40% of the Units vest on the first anniversary of the date of grant; an additional 30% of the Units vest on the second anniversary of the date of grant; and; and the remaining 30% of the Units vest on the sixth anniversary of the date of grant.]

GRANT OF SHARE UNITS

Pursuant to action taken by the Compensation Committee (the “Committee”) of the Board of Directors of YELLOW ROADWAY CORPORATION, a Delaware corporation (the “Company”), for the purposes of administration of the Yellow Roadway Corporation [2002 Stock Option and Share Award Plan][2004 Long-Term Incentive and Equity Award Plan] or any successor thereto (the “Plan”), the above-named Grantee is hereby granted rights to receive the above number of shares of the Company’s $1 par value per share common stock in accordance with the Vesting Schedule described above on a one share per one unit basis and subject to the other terms and conditions described in this Share Unit Agreement (this “Agreement”).

By your acceptance of the Share Units (the “Units”) represented by this Agreement, you agree that the Units are granted under and governed by the terms of the Plan, this Agreement and the Terms and Conditions of Share Agreements (            , 20        ) attached to this Agreement; you acknowledge that you have received, reviewed and understand the Plan, including the provisions that the Committee’s decision on any matter arising under the Plan is conclusive and binding; and you agree that this Agreement amends and supercedes any other agreement or statement, oral or written, in its entirety regarding the vesting or holding period of these Units.

YELLOW ROADWAY CORPORATION

Name:
Title:

Agreement agreed and accepted by:

Grantee Name:

YELLOW ROADWAY CORPORATION

TERMS AND CONDITIONS

OF

SHARE UNIT AGREEMENTS

                        , 20

These Terms and Conditions are applicable to Share Units (the “Units”) granted pursuant to the Yellow Roadway Corporation [2002 Stock Option and Share Award Plan][2004 Long-Term Incentive and Equity Award Plan] or any successor thereto (the “Plan”).

1.	Acceleration of Vesting. Notwithstanding the provisions of the vesting schedule provided in the Share Unit Agreement, the vesting of the underlying shares for each Unit shall be accelerated and all units shall vest upon the following circumstances:

1.1	Death or Permanent and Total Disability. If the Grantee dies or is deemed to be “permanently and totally disabled” (as defined herein) while in the employ of the Company or a subsidiary of the Company (a “Subsidiary”) and prior to the time the Units vest, the Units shall become fully vested and convert to shares of Yellow Roadway Corporation common stock. For purposes of this Section, a Grantee shall be considered “permanently and totally disabled” if he is unable to engage in any substantial gainful employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months. The existence of a permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company shall require and as the Committee approves.

1.2	Change of Control of the Company. If a “Change of Control” of the Company occurs while the Grantee is in the employ of the Company or a Subsidiary prior to the time the Units vest, the Units shall become fully vested and convert to shares of Yellow Roadway Corporation common stock. For the purposes of this Section, a “Change of Control” shall be deemed to have taken place if:

1.2.1	a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, purchases or otherwise acquires shares of the Company after the date of grant and as a result thereof becomes the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for election of directors of the Company; or

1.2.2	as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the Continuing Directors shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

For the purposes of this Section, “Business Combination” means any transaction that is referred to in any one or more of clauses (a) through (e) of Section 1 of Subparagraph A of Article Seventh of the Certificate of Incorporation of the Company; and “Continuing Director” means a director of the Company who meets the definition of Continuing Director contained in Section 7 of Subparagraph C of Article Seventh of the Certificate of Incorporation of the Company.

1.3	Retirement. If the Grantee terminates employment with the Company and its Subsidiaries and is at least 65 years of age upon that termination, the Units shall become fully vested and convert to shares of Yellow Roadway Corporation common stock. If the Grantee terminates employment with the Company and its Subsidiaries prior to age 65 and the Grantee is at least 55 years of age with the Grantee’s age plus years of service equal to at least 75, the Units shall continue to vest on the same schedule as if the Grantee remained employed with the Company and its Subsidiaries until age 65, and upon age 65 after such retirement all remaining Units shall become fully vested and convert to shares of Yellow Roadway Common stock; provided, that the Grantee does not breach the following covenant in Section 1.4.

Yellow Roadway Corporation

Terms and Conditions of

Share Units

                , 20

1.4	Prohibited Activities. Notwithstanding any other provision of these Terms and Conditions and the Share Unit Agreement, if the Grantee engages in a “Prohibited Activity” (defined below) while in the employment of the Company or any of its subsidiaries or during the period from the date of retirement under Section 1.3 until all units vest pursuant to that section, then Grantee shall forfeit the right to any further vesting of the Grantee’s units and shall not receive any undelivered shares of the Company’s common stock pursuant to the Share Unit Agreement, and the Share Unit Agreement shall immediately thereupon wholly and completely terminate. If the Company receives an allegation of a Prohibited Activity, the Company, in its discretion, may suspend delivery of shares with respect to Units for up to three months to permit the investigation of the allegation. If the Company determines that the Grantee did not engage in any Prohibited Activities, the Company shall deliver shares with respect to any Units that have vested for which all restrictions have lapsed. A “Prohibited Activity” shall be deemed to have occurred, if the Grantee:

1.4.1	divulges any non-public, confidential or proprietary information of the Company or of its past or present subsidiaries (collectively, the “Company Group”), but excluding information that

1.4.1.1	becomes generally available to the public other than as a result of the Grantee’s public use, disclosure, or fault, or

1.4.1.2	becomes available to the Grantee on a non-confidential basis after the Grantee’s employment termination date from a source other than a member of the Company Group prior to the public use or disclosure by the Grantee; provided that the source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation; or

1.4.2	directly or indirectly, consults or becomes affiliated with, conducts, participates or engages in, or becomes employed by, any business that is competitive with the business of any current member of the Company Group, wherever from time to time conducted throughout the world, including situations where the Grantee solicits or participates in or assists in any way in the solicitation or recruitment, directly or indirectly, of any employees of any current member of the Company Group.

2.	Lapse of Rights upon Termination of Employment.

Except as provided above, upon termination of the Grantee’s employment with the Company or any Subsidiary, the Grantee shall forfeit any unvested Unit.

3.	Transfers of Employment; Authorized Leave.

3.1	Transfers of Employment. Transfers of employment between the Company and a Subsidiary, or between Subsidiaries, shall not constitute a termination of employment for purposes of the Unit.

3.2	Authorized Leave. Authorized leaves of absence from the Company shall not constitute a termination of employment for purposes of the Unit. For purposes of the Unit, an authorized leave of absence shall be an absence while the Grantee is on military leave, sick leave, or other bona fide leave of absence so long as the Grantee’s right to employment with the Company is guaranteed by statute, a contract or Company policy.

5.3	Withholding. To the extent the Grantee has taxable income in connection with the grant or vesting of the Unit or the delivery of shares of Company common stock, the Company is authorized to withhold from any compensation payable to Grantee, including shares of common stock that the Company is to deliver to the Grantee, any taxes required to be withheld by foreign, federal, state, provincial or local law. By executing the Share Unit Agreement, the Grantee authorizes the Company to withhold any applicable taxes.

4.	Non-transferability. No rights under the Share Unit Agreement shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order (“QDRO”), and, except to the extent otherwise provided herein, the rights and the benefits of the Share Unit Agreement may be exercised and received, respectively, during the lifetime of the Grantee only by the Grantee or by the Grantee’s guardian or legal representative or by an “alternate payee” pursuant to a QDRO.

Yellow Roadway Corporation

Terms and Conditions of

Share Units

                , 20

5.	Limitation of Liability. Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s role as Plan sponsor.

6.	Units Subject to Plan. A copy of the Plan is included with the Share Unit Agreement. The provisions of the Plan as now in effect and as the Plan may be amended in the future (but only to the extent such amendments are allowed by the provisions of the Plan) are hereby incorporated in the Share Unit Agreement by reference as though fully set forth herein. Upon request to the Secretary of the Company, a Grantee may obtain a copy of the Plan and any amendments.

7.	Definitions. Unless redefined herein, all terms defined in the Plan have the same meaning when used as capitalized terms in this Agreement.

8.	Compliance with Regulatory Requirements. Notwithstanding anything else in the Plan, the shares received upon vesting of the Units may not be sold, pledged or hypothecated until such time as the Company complies with all regulatory requirements regarding registration of the Shares to be issued under the terms of the Plan.

Yellow Roadway Corporation

Terms and Conditions of

Share Units

                , 20

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